Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Kathleen Cantillon Corporate Communications 312-394-7417

Exelon Unveils Roadmap to Eliminate Equivalent of Current Annual Carbon Footprint by 2020

Nation’s largest electric and gas utility outlines roadmap to reduce, displace or offset 15 million metric tons of greenhouse gas emissions annually by 2020 – the equivalent of taking 3 million cars off the road

CHICAGO (July 15, 2008) – Exelon Corporation today unveiled a comprehensive environmental plan that sets the standard for environmental action by a major U.S. energy utility. Called Exelon 2020: A Low-Carbon Roadmap, the plan details an enterprise-wide approach and host of initiatives being pursued by the Exelon family of companies to reduce Exelon’s greenhouse gas (GHG) emissions and those of its customers, communities, suppliers and markets.

“The science is overwhelming – climate change is happening now and human activity is the primary cause,” said John W. Rowe, Exelon chairman, president and CEO. “As an early member of the U.S. EPA Climate Leaders Program, Exelon has already embraced a low-carbon strategy. Now, under Exelon 2020, we are committing to a much broader, deeper and sustained effort that will drive our business activities going forward.”

Exelon 2020 sets a goal of reducing, offsetting or displacing more than 15 million metric tons of greenhouse gas emissions (in carbon dioxide-equivalent terms) per year by 2020. This is more than the company’s current annual carbon footprint and is equivalent to taking nearly 3 million cars off American roads and highways.

Through Exelon 2020, Exelon is pursuing three broad strategies:

•	Reduce or offset Exelon’s own carbon footprint by reducing our energy consumption and operating to the highest environmental standards in every aspect of our internal operations and supply chain.

•	Help our customers and the communities we serve reduce their greenhouse gas emissions through industry-leading energy efficiency programs and a diverse portfolio of green products and services.

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Offer more low-carbon electricity in the marketplace by expanding the capacity of our existing low-carbon generation fleet and introducing new low-carbon capacity. This will allow Exelon to displace other, higher-emitting sources of generation and thereby reduce overall emissions in the regions where we operate.

Appropriate public policies are crucial to the success of Exelon 2020. The Exelon companies will continue to advocate for effective federal climate change legislation, workable competitive wholesale markets, federal loan guarantees for new nuclear capacity development, stricter energy efficiency standards, workable renewable resource mandates, R&D funding for renewables and standard practices for offsets.

“Without sound, substantial, appropriate and enabling public policy at the federal, regional and state levels, our industry and our society will not be able to address the climate change challenge as quickly, effectively and economically as is required,” Rowe noted.

A sampling of programs under Exelon 2020 includes:

•	An initiative to reduce energy consumption across our portfolio of buildings by 25 percent.

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An effort to engage suppliers on environmental initiatives and seek voluntary disclosures of their GHG emissions and energy consumption. Exelon was the first North American utility to join the Carbon Disclosure Project’s Supply Leadership Collaboration, and is leading an industry alliance that will set environmental standards for suppliers to utilities.

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The implementation of a $250 million, three-year energy efficiency plan by ComEd and the Illinois Department of Commerce and Economic Opportunity. In accordance with 2007 Illinois energy legislation, the program targets residential and commercial energy savings through more-efficient lighting, heating and cooling, appliance recycling, weatherization and energy audits. In Pennsylvania, PECO is working with policymakers to craft a similar plan that would reduce overall electricity consumption as part of the state’s new energy policy.

•	An expansion of green product and service offerings to wholesale and retail customers.

•	The potential development by Exelon Power of a 600-megawatt combined-cycle natural gas power plant in Pennsylvania that will displace higher-emitting generation.

•	The growth of our portfolio of solar, wind, biomass and landfill-gas generation.

The American utility industry accounts for about 40 percent of all greenhouse gas emissions in the U.S. Exelon was one of the first companies in the utility sector to publicly recognize the threat posed by global warming and is a member of the U.S. EPA’s Climate Leaders Program. In 2005, the company made a voluntary commitment under the Climate Leaders Program to reduce our greenhouse gas emissions 8 percent from 2001 levels by the end of 2008 and is on track to exceed that goal. Exelon’s environmental performance has secured its place on the Dow Jones Sustainability North America Index since 2006 and Carbon Disclosure Project Climate Disclosure Leadership Index since 2005. In 2007, Exelon was the top-ranked utility in the Leadership Index.

Exelon 2020: A Low Carbon Roadmap is available at www.exeloncorp.com

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to 480,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2007 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; (2) Exelon’s First Quarter 2008 Quarterly Report on Form 10-Q (to be filed on April 24, 2008) in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission by Exelon Corporation, Exelon Generation Company, LLC, Commonwealth Edison Company, and PECO Energy Company (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this presentation. None of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this news release.